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                                                                   EXHIBIT 10.8

                                BROOKE GROUP LTD.
                       100 S.E. SECOND STREET, 32ND FLOOR
                                 MIAMI, FL 33131

                                  July 20, 1998

Mr. Bennett S. LeBow
5203 Fisher Island Drive
Fisher Island, FL 33109

Dear Mr. LeBow:

         This letter agreement sets forth the first amendment to the Employment Agreement dated as of February 21, 1992 (the "Employment Agreement"), between Brooke Group Ltd. and Bennett S. LeBow.

         1. The Employment Agreement is amended by deleting Sections 4(a) and 4(b) thereof and substituting therefor the following:

                (a)   BASE SALARY.

                During the Employment Period, the Company shall pay the Executive a salary (the "Base Salary") at the rate of $950,000 per annum. The Base Salary due the Executive hereunder shall be payable in accordance with the Company's normal payroll practices in equal installments less any amounts required to be withheld by the Company from such Base Salary pursuant to the benefit plans described in
         Section 3(e) hereof and the applicable laws and regulations described in Section 10(e) hereof. The Board shall periodically review such Base Salary and may increase it (but not decrease it below the Base Salary earned in 1994) from time to time, in its sole discretion. As of January 1, 1998, the Base Salary is $1,391,601.

                (b)   MINIMUM BONUS.

                During the Employment Period, the Company shall pay to the Executive a minimum annual bonus (the "Minimum Bonus") equal to 50% of his (then) current Base Salary, payable in accordance with the Company's normal payroll practices in equal installments, less any amounts required to be withheld by the Company from such Minimum Bonus pursuant to the applicable laws and regulations described in Section 10(e) hereof.

         2. The Employment Agreement is amended by inserting the following as the third sentence of Section 10(e):


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Mr. Bennett S. LeBow
July 20, 1998
Page 2


                Notwithstanding anything in this Agreement to the contrary, payments hereunder of salary, bonus or other payments shall be subject to those limitations, if any, contained in that certain Indenture, dated as of January 1, 1996, as it may be amended from time to time, between BGLS Inc. and State Street Bank and Trust Company (as successor to Fleet National Bank of Massachusetts), as Trustee, relating to the 15.75% Senior Secured Notes due 2001, which limit or purport to limit the salary, bonus or other payments which may be made by the Company or any of its affiliates to the Executive or any of his affiliates. Payments due hereunder which are not made by virtue of such limitations shall be made at the earliest possible time in such a manner so as not to violate such limitations. To the extent any payment hereunder is made in violation of such limitations, the Executive shall hold the amount of such payment in trust for the Company and shall return it to the Company upon a final, non-appealable determination by a court of competent jurisdiction that the payment of such amount, if retained by the Executive, would violate such limitations.

         3. This letter agreement constitutes an amendment to and a modification of the Employment Agreement and shall for all purposes be considered a part of the Employment Agreement. Except as amended hereby, the Employment Agreement is confirmed and ratified in all respects and shall remain in full force and effect.

         Please indicate your agreement with the foregoing by countersigning two copies of this letter agreement in the space provided below and returning one of such copies to us.



                                            Very truly yours,


                                            BROOKE GROUP LTD.



                                            By: /s/ Richard J. Lampen
                                                -------------------------------
                                                Richard J. Lampen
                                                Executive Vice President


The foregoing letter agreement
is consented and agreed to as
of the date first above written.



By: /s/ Bennett S. LeBow
    -----------------------------
    Bennett S. LeBow